Exhibit 99.1
Perella Weinberg Partners Announces Expiration and Results of Exchange Offer and Consent Solicitation Relating to its Warrants

New York, NY, August 19, 2022 - Perella Weinberg Partners (the “Company” or “PWP”) (NASDAQ: PWP), a leading global independent advisory firm, today announced the expiration and results of its previously announced exchange offer (the “Offer”) and consent solicitation (the “Consent Solicitation”) relating to its outstanding warrants, consisting of (i) the warrants sold as part of the units in FinTech Acquisition Corp. IV’s (“FTIV”) initial public offering of FTIV’s securities on September 29, 2020 (“IPO”) (whether they were purchased in the IPO or thereafter in the open market) (the “Public Warrants”) and (ii) the warrants sold as part of the units in a private placement that occurred simultaneously with the IPO (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”), each whole Warrant exercisable for one share of Class A common stock, $0.0001 par value per share (“Class A Common Stock”), of the Company, at an exercise price of $11.50 per share. The Offer and Consent Solicitation expired one minute after 11:59 p.m., Eastern Standard Time, on August 18, 2022.
The Company has been advised that 7,389,511 Public Warrants (including 25,638 Public Warrants tendered through guaranteed delivery), or approximately 96.39% of the outstanding Public Warrants, and 96,959 Private Placement Warrants (including 18,169 Private Placement Warrants tendered through guaranteed delivery), or approximately 47.68% of the outstanding Private Placement Warrants, were validly tendered and not validly withdrawn prior to the expiration of the Offer and Consent Solicitation. Holders of the Warrants that were validly tendered and not validly withdrawn prior to the expiration of the Offer and Consent Solicitation will receive 0.20 shares of Class A Common Stock in exchange for each Warrant tendered by the holder and exchanged pursuant to the Offer. The Company expects to accept all validly tendered Warrants for exchange and settlement on or before August 23, 2022.
In addition, pursuant to the Consent Solicitation, the Company received the approval of approximately 96.39% of the outstanding Public Warrants to amend the warrant agreement that governs the Warrants (the “Warrant Amendment”), which exceeds the 65% of the outstanding Public Warrants required to effect the Warrant Amendment. The Company expects to execute the Warrant Amendment concurrently with the settlement of the Offer, and thereafter, expects to exercise its right in accordance with the terms of the Warrant Amendment, to exchange all remaining untendered Warrants (including Private Placement Warrants) at an exchange ratio of 0.18 shares of Class A Common Stock for each Warrant, following which, no Public Warrants or Private Placement Warrants will remain outstanding.
Citigroup Global Markets Inc. was the Dealer Manager for the Offer and Consent Solicitation. D.F. King & Co., Inc. served as the Information Agent for the Offer and Consent Solicitation, and American Stock Transfer & Trust Company, LLC served as the Exchange Agent.
About PWP
Perella Weinberg Partners is a leading global independent advisory firm, providing strategic and financial advice to a broad client base, including corporations, institutions, governments, sovereign wealth funds, and the financial sponsor community. The firm offers a wide range of advisory services to clients in the most active industry sectors and global markets. With approximately 600 employees, PWP currently maintains offices in New York, Houston, London, Calgary, Chicago, Denver, Los Angeles, Paris, Munich, and San Francisco.

No Offer or Solicitation
This press release shall not constitute an offer to exchange or the solicitation of an offer to exchange or the solicitation of an offer to purchase any securities, nor shall there be any exchange or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement on Form S-4 relating to the securities to be issued in the Offer was filed with the SEC and was declared effective on August 15, 2022. The Offer and Consent Solicitation were made only pursuant to the terms and conditions of the Prospectus/Offer to Exchange and related letter of transmittal and consent.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, which reflect the Company’s current views with respect to, among other things, statements about the Company’s acceptance of all validly tendered Warrants for exchange for shares of Class A Common Stock in the Offer and settlement thereof, the entry into the Warrant Amendment and the subsequent exercise of the Company’s right to exchange the remaining untendered Warrants. You can identify these forward-looking statements by the use of words such as “estimates,” “projected,” “expects,” “estimated,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions). Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A further list and description of these risks, uncertainties and other factors can be found in the Company’s filings with the SEC, including the Company's Prospectus/Offer to Exchange, filed with the SEC on August 15, 2022, and Amendment No. 1 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2021, filed with the SEC on July 7, 2022. These filings and subsequent filings are available online at www.sec.gov or on request from the Company.

Contacts
For Perella Weinberg Partners Investor Relations: investors@pwpartners.com
For Perella Weinberg Partners Media: media@pwpartners.com